Exhibit 10.1

SEPARATION AGREEMENT WITH WAIVER AND RELEASE

This Separation Agreement with Waiver and Release (“Agreement”) is executed this 20th day of October, 2021 by and between Willdan Group, Inc., a Delaware corporation (the “Company”) and Adam Procell, an individual (“Executive”).

WHEREAS, Executive and the Company (collectively, the “Parties”) desire to amicably resolve and conclude any issues related to the termination of Executive’s employment with the Company;

THEREFORE, the Parties agree as follows:

1.             Separation Date. The Parties acknowledge that Executive’s employment with the Company will terminate on October 19, 2021 (the “Separation Date”) on the terms and conditions set forth in this Agreement. Effective on the Separation Date, Executive shall resign from all positions with the Company’s affiliates and this Agreement shall provide sufficient notice of such resignations.

Consulting. For a period ending on the earlier of (i) six (6) months following the Separation Date, or (ii) the date Executive commences other full-time employment, Executive shall provide the Company with transition assistance in the capacity of a consultant (such period, the “Consulting Period”). During the Consulting Period, Executive shall retain access to his Company email for such services but shall not hold himself out as an employee of the Company. The payments provided herein shall constitute sufficient consideration for the consulting services. Executive shall not be required provide more than four (4) hours per week of consulting services during the Consulting Period.

2.             Consideration. The Company shall pay Executive (or in the event of Executive’s death, Executive’s estate) the following:

2.1.            The gross sum of $185,390.40, subject to tax withholdings and other authorized deductions (“Severance Pay”), payable in equal installments in accordance with the Company’s standard payroll schedule for six months from the Separation Date with the first installment concurrent with the Company’s next regular payroll date following the Effective Date of this Agreement with such installment to include any unpaid amounts accrued from the Separation Date, subject to Section 21 hereof.

2.2.            Pursuant to Section 3.2(f) of the Willdan Group, Inc. Amended and Restated 2008 Performance Incentive Plan (the “Plan”), and notwithstanding anything to the contrary in any Employee Restricted Stock Award Agreement or any Performance-Based Restricted Stock Unit Grant between Executive and the Company, the Administrator (as that term is defined in the Plan) will accelerate the vesting of all of Executive’s outstanding Restricted Stock and Performance-Based Restricted Stock Units at target, such that all of Executive’s Restricted Stock and Performance-Based Restricted Stock Units shall be fully vested upon the Separation Date.

Executive Initials:	/s/ AP

Willdan Initials:	/s/ TDB

3.             COBRA. Executive understands and agrees that Executive’s right to benefits under the Company’s health and welfare benefit program, if any, shall be limited to those set forth under COBRA and the provisions of the American Recovery and Reinvestment Act of 2009.

In return for Executive’s release of claims and other promises in this Agreement, the Company, or its designee, will provide Executive with a COBRA notice for Executive’s election.  Executive’s rights, if any, regarding continuation of group health insurance coverage will thereafter be governed by the Consolidated Omnibus Budget Reconciliation Act ("COBRA").  Executive acknowledges and agrees that these benefits require affirmative action on Executive’s part to enroll in accordance with such third-party procedures and if Executive fails to so enroll within three months of the Separation Date Executive waives and forfeits Executive’s rights to the benefits identified in this Section.  If the Executive timely elects continued coverage under COBRA after the Separation Date, the Company will pay 100% of the Executive’s medical, dental and vision insurance premium for up to December 31, 2021 (“COBRA Subsidized Benefit”).  The Executive shall be eligible to receive such benefit until the earliest of (i) December 31, 2021, (ii) the date Executive is no longer eligible to receive COBRA continuation coverage, or (iii) the date on which Executive becomes eligible to receive substantially similar coverage from another employer.  Executive may continue with the medical, dental and vision insurance coverage under COBRA after the COBRA Subsidized Benefit provided herein ends, at Executive’s own expense and as applicable.

4.             Release of Claims.

4.1.            In consideration of the benefits set forth in this Agreement, Executive on his own behalf and on behalf of his descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them in their capacity as such, hereby acknowledges full and complete satisfaction of and releases and discharges and covenants not to sue the Company, its divisions, subsidiaries, parents, or affiliated corporations, past and present, and each of them, as well as its and their assignees, successors, directors, officers, stockholders, partners, representatives, attorneys, agents or employees, past or present, or any of them, each in their capacity as such (individually and collectively, “Releasees”), from and with respect to any and all claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way connected with Executive’s employment or any other relationship with or interest in the Company or the termination thereof, including without limiting the generality of the foregoing, any claim for severance pay, profit sharing, bonus or similar benefit, equity-based compensation, pension, retirement, life insurance, health or medical insurance or any other fringe benefit, or disability, or any other claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected resulting from any act or omission by or on the part of Releasees committed or omitted prior to the date of this Agreement, including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, or any other federal, state or local law, regulation or ordinance (collectively, the “Claims”); provided, however, that nothing in this release is intended to release or waive rights: (a) that cannot be released as a matter of law, including, without limitation, any rights to COBRA, workers’ compensation, or unemployment insurance benefits; (b) to accrued, vested benefits under any employee benefit, stock, savings, insurance, retirement or pension plan of the Company; (c) arising after the Effective Date, including the right to enforce this Agreement; or (d) any rights to indemnification, contribution, advancement or defense pursuant to and in accordance with the Company’s by-laws, articles of incorporation, operating agreements, any liability insurance policy maintained by the Company, that certain Indemnification Agreement between the Company and Executive dated June 12, 2020 (the “Indemnification Agreement”), or applicable law.

Executive Initials:	/s/ AP

Willdan Initials:	/s/ TDB

4.2.            The Company, on behalf of itself and the Releasees, irrevocably and unconditionally releases, waives, and forever discharges Executive from any and all claims, demands, actions, causes of action, costs, fees, and all liability whatsoever, whether known or unknown, fixed or contingent, that it and/or they have, had, or may have against Executive, up to and including the date each party executes this Agreement. This release includes, without limitation, claims at law or equity or sounding in contract (express or implied) or tort, claims arising under any federal, state, county, international or local laws, of any jurisdiction. Nothing herein is intended to prevent the Releasees from enforcing this Agreement and nothing herein waives any of Releasees' claims that arise after the date the Company executes this Agreement.

4.3.            The Parties hereby expressly waive any and all rights or benefits conferred by the provisions of section 1542 of the California Civil Code (or any similar, comparable or equivalent provision) and expressly consent that this Agreement shall be given full force and effect according to each and all of its express terms and conditions, including those relating to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified. Section 1542, waived by the Parties herein, provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

The Parties acknowledges that either Party may discover claims, demands, causes of action or facts in addition to or different from those which that Party now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms.  Nevertheless, each Party hereby waives, as to the Claims, any claims, demands, and causes of action that might arise as a result of such different or additional claims, demands, causes of action or facts.

5.             Company Property; Confidential Information. On the Separation Date, Executive shall return all company property to the Company. Notwithstanding anything to the contrary in this Agreement, Executive may retain Executive’s contact lists, whether in electronic or paper form (e.g. rolodex, Outlook contacts, etc.) and copies of documents related to Executive’s compensation and benefits.

Executive Initials:	/s/ AP

Willdan Initials:	/s/ TDB

6.             Permitted Disclosures/Defend Trade Secrets Act. Nothing in this Agreement, any other agreement between Executive and the Company, or any other policies of the Company shall prohibit or restrict Executive or Executive’s attorneys from: (a) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of the law; (b) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, and/or pursuant to the Sarbanes-Oxley Act; or (c) accepting any U.S. Securities and Exchange Commission awards. Notwithstanding any preexisting obligations with respect to the Company’s confidential information, pursuant to the federal Defend Trade Secrets Act, Executive cannot be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret if that disclosure is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to any attorney, and for the sole purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or similar proceeding, provided that filing is made under seal.

7.             Non-Disparagement.

7.1.            Executive agrees that he will not disparage the Company by making intentionally false or injurious statements (oral or written) to the press or media, on social media, to the Company’s current or former employees, or to the Company’s clients, investors, referral sources or other business partners that discredit or detract from the reputation of the Company. Likewise, the Company, on behalf of its board members and executives with ability to speak on the matter, agrees to refrain from disparaging Executive by making intentionally false or injurious statements (oral or written) to the press or media, on social media, to Employer’s current or former employees, to Employer’s clients, investors, or to Executive’s referral sources or other business partners or to Executive’s employers, potential employers, clients, investors, referral source or other business partners, that discredit or detract from the reputation of Executive. Notwithstanding the foregoing, nothing herein will prohibit either party from responding truthfully to defamatory statements made by the other.

7.2.            The Company will respond to any inquiry by a prospective employer of Executive by referring all inquiries to the Chief Executive Officer, who will provide a positive reference. The Company will not contest any application Executive may make for unemployment insurance benefits and will respond truthfully to any inquiries from any governmental agency concerning Executive.

7.3.            If asked by any third parties about Executive’s employment with the Company, Executive may respond that he voluntarily resigned from employment with the Company. If specifically asked, the Company will confirm that Executive resigned from the Company.

8.             No Transferred Claims. Executive represents and warrants to the Company that he has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof.

9.             No Wrongdoing. This Agreement shall not be offered or received in evidence in this or any other action or proceeding as an admission or conclusion of liability or wrongdoing of any nature by either Executive or the Company.

10.           Successors; Assigns. This Agreement is binding upon, and shall inure to the benefit of, the parties’ respective successors, assigns, administrators and legal representatives, and Executive’s heirs, executors. Without limiting the generality of the preceding sentence, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor or assignee, as applicable, which assumes and agrees to perform this Agreement by operation of law or otherwise.

Executive Initials:	/s/ AP

Willdan Initials:	/s/ TDB

11.           Consideration and Revocation Periods – Notice.

a.	Executive acknowledges that Executive already has attained the age of 40 and understands that this is a full release of all existing rights and claims whether currently known or unknown including, but not limited to, claims for age discrimination under the Age Discrimination in Employment Act (ADEA). This Agreement is intended to comply with the Older Workers Benefit Protection Act.

b.	Executive further acknowledges that Executive has been advised to consult with an attorney of Executive’s own choosing before executing this Agreement, in which Executive waives important rights, including those under the Age Discrimination in Employment Act.

c.	Executive also acknowledges that Executive has read and understands this Separation Agreement.

d.	Executive believes this Agreement to be a reasonable and acceptable resolution of any and all outstanding issues between the Parties.

e.	By executing this Agreement, Executive agrees Executive is signing the Agreement voluntarily, with full knowledge, and without coercion. Executive also acknowledges that Executive has been afforded at least 21 calendar days to consider the meaning and effect of this Agreement and to discuss the contents and meaning of this Agreement, as well as the alternatives to signing this Agreement, with an attorney of Executive’s choosing, and has taken advantage of that opportunity to the extent Employee wished to do so. Executive agrees that the 21-day consideration period began on the date this Agreement first was delivered to Executive and that if the Company changes any of the terms of the offer contained in this Agreement (whether the changes are material or not), the 21-day consideration period shall not be restarted but shall continue without interruption.

f.	Executive understands that the releases contained in this Agreement do not extend to any rights or claims that Executive has under the Age Discrimination in Employment Act that first arise after execution of this Agreement.

g.	If Executive signs and returns this Agreement before the 21-day consideration period expires, Executive agrees that Executive knowingly and voluntarily has accepted the shortening of the 21-day consideration period and that the Company has not promised Executive anything or made any representations that are not contained in this Agreement. In addition, if Executive signs this Agreement before the 21-day consideration period expires, Executive acknowledges and affirms that the Company has not threatened to withdraw or alter the offer contained in this Agreement prior to the expiration of the 21-day consideration period.

Executive Initials:	/s/ AP

Willdan Initials:	/s/ TDB

h.	Executive has seven (7) calendar days following the Executive’s execution of this Agreement to revoke the Executive’s release and waiver of rights under the ADEA. Any revocation during this period must be submitted in writing and state, “I hereby revoke my release and waiver of rights under the ADEA as noted in our Separation Agreement With Waiver and Release.” The revocation must be personally delivered to the Company’s Chief Executive Officer or his/her designee, or mailed to 2401 E. Katella Ave. Suite 300, Anaheim, California 92806 and received within seven (7) calendar days after Executive’s execution of this Agreement. If the last day of the revocation period falls on a Sunday or legal holiday in the state of California, then the revocation period shall not expire until the next following day which is not a Sunday or legal holiday in the state of California. If Executive does not revoke this Agreement during the seven-day revocation period, this Agreement shall become effective and enforceable on the eighth day after Executive executes this Agreement (“Effective Date”).

12.           Withholding Taxes.  Notwithstanding anything herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

13.           Section Headings; Number and Gender. The section headings of, and titles of paragraphs and subparagraphs contained in this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.  As used herein, where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

14.           Governing Law. This Agreement shall be governed by and construed under the laws of the State of California without reference to its conflicts of laws provisions. Jurisdiction and venue of any action pertaining to this Agreement shall be in Orange County, California.

15.           Entire Agreement. This Agreement, the Indemnification Agreement, and that certain Non-Compete Agreement between Willdan Energy Solutions, Lime Energy Co., and Executive (the “Non-Compete Agreement”) constitute the entire agreement between the Parties with respect to the matters within its scope and supersedes any other agreement or understanding with respect to such matters. The Company and Executive acknowledge that the other party has not made, and in executing this agreement, neither has relied upon, any representations, promises or inducements, except to the extent that the same are expressly set forth in this Agreement. The Parties hereby acknowledge that Executive’s obligations under Section 2.2 and 2.4 of the Non-Compete Agreement shall terminate on the Separation Date.

16.           Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be void or unenforceable, then such provision shall be severed, and all other provisions of this Agreement shall remain in full force and effect.

17.           Modification.  This Agreement may not be amended, modified or changed, in whole or in part, except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto

Executive Initials:	/s/ AP

Willdan Initials:	/s/ TDB

18.           Waiver.  Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.  No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

19.           Mediation.  Any controversy arising out of or relating to this Agreement, the enforcement or interpretation of any of this Agreement, or because of an alleged breach, default, or misrepresentation in connection with any of the provisions of any this Agreement, including (without limitation) any state or federal statutory claims, shall be submitted to mediation in Orange County, California, before a mediator selected from Judicial Arbitration and Mediation Services, Inc. or its successor (“JAMS”), or if JAMS is no longer able to supply the mediator, such mediator shall be selected from the American Arbitration Association; provided, however, that provisional injunctive relief may, but need not, be sought in a court of law while mediation is pending.  All matters not resolved by mediation may be litigated.  The parties agree that Company shall be responsible for payment of the forum costs of any mediation hereunder, including the mediator’s fee. The prevailing party in any dispute shall be entitled to an award of costs and fees.

20.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories (the “Signature Date”).  Electronic means of signature such as Docusign may be used, and photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

21.           Section 409A.

a.	Notwithstanding anything contained in this Agreement to the contrary, the parties intend that this Agreement shall comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and this Agreement shall be interpreted in a manner consistent with such intent. If any provision of this Agreement (or of any award of compensation due to you under this Agreement) would cause Executive to incur any additional tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Company shall modify this Agreement to make it compliant with Section 409A and maintain the value of the payments and benefits under this Agreement.

b.	If Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of Executive’s Separation from Service, Executive shall not be entitled to any payment or benefit pursuant to this Agreement until the earlier of (i) the date which is six (6) months after his Separation from Service for any reason other than death, or (ii) the date of Executive’s death. The provisions of this Section 19.2 shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A. Any amounts otherwise payable to Executive upon or in the six (6) month period following Executive’s Separation from Service that are not so paid by reason of this Section 19.2 (a “Delayed Payment”) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after Executive’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of Executive’s death).

Executive Initials:	/s/ AP

Willdan Initials:	/s/ TDB

c.	For purposes of Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. For purposes of any payments to be made or benefits to be provided under this Agreement to which Section 409A applies, the terms “separation” and “termination” and the Separation Date shall have the same meaning as “separation from service” under Section 409A.

d.	To the extent that any benefits are taxable to Executive, any reimbursement payment due to Executive pursuant to such provision shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred. The benefits pursuant to such sections are not subject to liquidation or exchange for another benefit and the amount of such benefits that Executive receives in one taxable year shall not affect the amount of such benefits that Executive receives in any other taxable year.

22.           Legal Counsel; Mutual Drafting.  Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice.  Each party has cooperated in the drafting, negotiation and preparation of this Agreement.  Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language.  Executive agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

[SIGNATURE PAGE FOLLOWS]

Executive Initials:	/s/ AP

Willdan Initials:	/s/ TDB

IN WITNESS WHEREOF, Company and Executive have executed this Agreement as of the Signature Date.

/s/ Thomas D. Brisbin	10/20/2021
Willdan Group, Inc.	Date
By: Thomas D. Brisbin

/s/ Adam Procell	10/19/2021
Adam Procell	Date

Executive Initials:	/s/ AP

Willdan Initials:	/s/ TDB